Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

U.S.I. HOLDINGS CORPORATION

U.S.I. HOLDINGS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”), hereby certifies as follows:

FIRST: The name of the corporation is U.S.I. HOLDINGS CORPORATION (the “Corporation”).

SECOND: The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State was April 27, 1994.

THIRD: This Amended and Restated Certificate of Incorporation amends and restates the prior Amended and Restated Certificate of Incorporation of the Corporation by restating the Amended and Restated Certificate of Incorporation filed June 1, 1994 and all amendments thereto through the date hereof.

FOURTH: The Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the Corporation is USI Holdings Corporation.

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street in the City of Wilmington, Delaware 19801, County of New Castle. The name and address of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

CORPORATE PURPOSES AND POWERS

The purpose of the Corporation is to engage in any capacity, whether by itself or by or through any other person, organization, association, partnership, corporation or other entity in which the Corporation may have an interest, in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, and the Corporation shall be authorized to exercise and enjoy all powers, rights and privileges conferred upon corporations by the laws of the State of Delaware as in force from time to time including, without limitation, all powers necessary or appropriate to carry out all those acts and activities in which it may lawfully engage.

ARTICLE IV

CAPITAL STOCK

A.	Authorization of Shares.

The aggregate number of shares of capital stock which the Corporation has authority to issue, from time to time, is 387,000,000 shares, consisting of:

87,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”); and

300,000,000 shares of voting common stock, par value $.01 per share (the “Common Stock”).

B.	Common Stock.

(i) Voting Rights. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, any certificate of designations or required by applicable law, the holders of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder.

(ii) Dividends. Subject to any restrictions imposed by any series of outstanding Preferred Stock, the Board of Directors of the Corporation may cause dividends to be paid to holders of shares of Common Stock out of funds legally available for the payment of dividends.

(iii) Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock shall be entitled to participate ratably on a per-share basis in all distributions on shares of Common Stock of the Corporation in such liquidation, dissolution or winding up of the Corporation.

C.	Preferred Stock.

(a) Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series, including, but without limiting the generality of the foregoing, the following:

(i) The distinctive designation of, and the number of shares of Preferred Stock that shall constitute, such series, which number (except where otherwise provided by the Board of Directors in the resolution establishing such series) may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares of such series then outstanding) from time to time by action of the Board of Directors;

(ii) The rights in respect of dividends, if any, of such series of Preferred Stock, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or any other series of the same or other class or classes of capital stock of the Corporation, and whether or in what circumstances such dividends shall be cumulative;

(iii) The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock or other securities of the Corporation or any other person, and the terms and conditions of such conversion or exchange;

(iv) Whether or not shares of such series of Preferred Stock shall be subject to redemption, and, if so, the terms and conditions of such redemption (including whether such redemption shall be optional or mandatory), including the date or dates or event or events upon or after which they shall be redeemable, and the amount and type of consideration payable upon redemption, which may vary under different conditions and at different redemption dates;

(v) The rights, if any, of the holders of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or in the event of any merger or consolidation of or sale of assets by the Corporation;

(vi) The terms of any sinking fund or redemption or purchase account, if any, to be provided for shares of such series of the Preferred Stock;

(vii) The voting powers, if any, of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with the holders of any other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more directors of the Corporation generally or under such specific circumstances and on such conditions, as shall be provided in the resolution or resolutions of the Board of Directors adopted pursuant hereto, including, without limitation, in the event there shall have been a default in the payment of dividends on or redemption of any one or more series of Preferred Stock; and

(viii) Any other powers, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions of shares of such series of Preferred Stock.

D.	Other Provisions Relating to Capital Stock.

The rights of holders of shares of capital stock to take any action as provided in this Article IV may be exercised at any annual meeting of stockholders or at a special meeting of stockholders held for such purpose as provided in the By-laws or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of the minimum number of shares required to take such action.

ARTICLE V

CORPORATE EXISTENCE

The Corporation is to have perpetual existence.

ARTICLE VI

BOARD OF DIRECTORS

(a) Board of Directors. The Corporation shall be managed by or under the direction of the Board of Directors which shall exercise all powers conferred under the laws of Delaware.

(b) Number. The number of directors shall be fixed in the manner set forth in the By-laws.

(c) By-laws. In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the By-laws, except as otherwise expressly provided in any By-law made by the holders of the capital stock of the Corporation entitled to vote thereon. Any By-laws may be altered, amended or repealed by the holders of the capital stock of the Corporation entitled to vote thereon at any annual meeting or at any special meeting called for that purpose.

(d) Limitation of Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which provision, among other things, makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability, or (iv) for any transaction from which the director derived an improper personal benefit.

ARTICLE VII

INDEMNIFICATION

The Corporation shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the GCL, as the same exists on the date hereof or as hereafter may be amended.

ARTICLE VIII

RESERVATION OF RIGHT TO AMEND CERTIFICATE

OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Amended and Restated Certificate of Incorporation and all rights and powers conferred in this Amended and Restated Certificate of Incorporation on stockholders, directors and officers are subject to this reserved power.

FIFTH: This Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 and Section 245 of the GCL.

We, the undersigned, being the President and Secretary, respectively, of the within named Corporation, pursuant to the GCL, do make this certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 26th day of May, 2005.

/s/ David L. Eslick
Chief Executive Officer

ATTEST:

/s/ Ernest J. Newborn, II
Secretary